Exhibit 99.1
Contact:
Bradford A. Zakes
President and CEO
520-770-1259
bzakes@imarx.com
IMARX THERAPEUTICS REPORTS SECOND QUARTER ENDED 2008
FINANCIAL RESULTS
TUCSON, AZ — (August 14, 2008) — ImaRx Therapeutics, Inc. (Nasdaq:IMRX), a biopharmaceutical company with a commercial product, urokinase, and a research and development program focused on the development of new treatments for vascular disorders leveraging its proprietary SonoLysis technology, today reported financial results for the quarter ended June 30, 2008.
Corporate Updates:
•	The Company continues to conduct the additional testing procedures required by the FDA in order to obtain the FDA’s approval of the transfer of the urokinase stability program and authorization to release the previously submitted lots of urokinase for commercialization. The Company intends to complete the additional urokinase stability testing and submit the data to the FDA by the end of the third quarter 2008. If the data are sufficient for the FDA to approve release of the lots, the Company may be in a position to begin sales of its labeled vials of urokinase with extended expiration dating in the fourth quarter of this year.
•	The Company previously announced a significant corporate restructuring that included a reduction in force of all but two employees. In addition, ImaRx announced it would commence exploring strategic alternatives for its commercial urokinase assets, clinical-stage SonoLysis program as well as its other company assets to enhance shareholder value. The Company continues to evaluate various strategic alternatives and intends to provide further updates as such alternatives are finalized.

Financial Results
Revenue remained constant at $2.1 million for the second quarter ended June 30, 2008 and 2007. Revenue for the six months ended June 30, 2008 increased to $4.1 million from $3.4 million for the same period in the prior year. The increase is primarily due to increased sales of our urokinase product.
Net loss for the second quarter of 2008 was $7.3 million compared to a net loss of $1.9 million for the same period last year. This change was primarily a result of a $10.0 million asset impairment charge and $0.8 million of costs associated with restructuring offset partially by the $5.6 million gain on extinguishment of debt in relation to the non-recourse note payable to Abbott Laboratories. Net loss per share attributable to common shareholders for the second quarter of 2008 was $0.72 based on weighted average shares of approximately 10.1 million, compared to net loss attributable to common shareholders in the same period last year of $0.74 based on weighted average shares of approximately 2.6 million.
Net loss for the six months ended June 30, 2008 was $9.8 million compared to a net loss of $4.8 million for the same period last year. This change was primarily a result of a $10.0 million asset impairment charge, $0.8 million of costs associated with restructuring and increased general and administrative costs offset partially by the $5.6 million gain on extinguishment of debt in relation to the non-recourse note payable to Abbott Laboratories. Net loss per share attributable to common shareholders for the second quarter of 2008 was $0.97 based on weighted average shares of approximately 10.1 million, compared to net loss per share attributable to common shareholders in the same period last year of $1.82 based on weighted average shares of approximately 2.6 million.
Cost of product sales for the second quarter of 2008 totaled $0.9 million compared to $1.0 million for the second quarter of 2007. Cost of product sales for the six months ended June 30, 2008 was $1.8 million compared to $1.4 million in the prior year period. This increase is related to the increase in the number of vials sold through to hospitals or other end users. The cost of product sales includes the price paid to acquire the urokinase inventory as well as labeling costs directly incurred in bringing the product to market.
Research and development expenses decreased to $1.0 million for the second quarter of 2008 compared to $1.6 million for the same period last year. The change was primarily a result of lower clinical trial costs due to the wind down of our clinical trial and reduced stock-based compensation expense as a result of higher forfeitures. Research and development expenses for the six months ended June 30, 2008 decreased to $2.6 million from $3.1 million in the prior year period. This decrease was principally a result of reduced clinical trial costs, laboratory supply and travel costs due to the reduction in research activities offset partially by an increase in work performed by third parties on grants.
General and administrative expenses for the second quarter of 2008 increased to $3.0 million from $1.2 million for the same period last year resulting mainly from severance costs and other costs associated with restructuring activities as well as increased marketing costs for our product rebranding efforts. General and administrative expenses for the six months ended June 30, 2008 increased to $5.0 million from $2.6 million for the same period last year resulting primarily from severance costs, an increase in costs associated with maintaining public company infrastructure and increased marketing costs for our product rebranding efforts offset partially by a decrease in amortization expense.
On June 30, 2008, ImaRx had $2.1 million in cash and cash equivalents compared to $12.9 million in cash and cash equivalents on December 31, 2007. The decrease in the cash balance was primarily related to cash used in performing operating activities, severance payments and the $5.2 million payment to satisfy all outstanding liabilities to Abbott Laboratories. With the restructuring activities announced on June 11, 2008, management believes that there will be sufficient cash resources to fund operations into the fourth quarter 2008.

About ImaRx Therapeutics
ImaRx Therapeutics is a biopharmaceutical company with a commercial product, urokinase, and a research and development program focused on the development of new treatments for vascular disorders leveraging its proprietary SonoLysis technology.
Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995
Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to the FDA’s approval of the company’s transfer of the urokinase stability testing program and release of urokinase lots for commercialization, the company’s search for strategic alternatives to enhance shareholder value and, management belief that there will be sufficient cash resources to fund operations into the fourth quarter 2008. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. A more complete description of these risks and the event that may cause such events not to occur can be found in the Company’s filings with the Securities and Exchange Commission. All information in this press release is as of August 14, 2008, and the Company undertakes no duty to update this information.

ImaRx Therapeutics, Inc.
Consolidated Statements of Operations
(in thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2008	2007	2008
	(unaudited)
Revenues:
Product sales, net	$1,992	$2,040	$3,078	$3,889
Research and development	161	106	283	201

Total operating revenue	2,153	2,146	3,361	4,090
Costs and expenses:
Cost of product sales	959	925	1,420	1,759
Research and development	1,606	1,033	3,143	2,600
General and administrative	1,158	2,994	2,582	4,988
Asset Impairment	—	9,978	—	9,978

Total cost and expenses	3,723	14,930	7,145	19,325

Operating loss	(1,570)	(12,784)	(3,784)	(15,235)
Interest and other income, net	89	(58)	130	36
Interest expense	(225)	(30)	(450)	(203)
Gain on extinguishment of debt	219	5,602	219	5,602

Net loss	(1,487)	(7,270)	(3,885)	(9,800)

Accretion of dividends on preferred stock	(434)	—	(867)	—

Net loss attributed to common stockholders	$(1,921)	$(7,270)	$(4,752)	$(9,800)

Basic loss per common share:
Loss from continuing operations	$(0.74)	$(0.72)	$(1.82)	$(0.97)

Shares used in computing net loss per share:
— Basic	2,606,019	10,087,238	2,605,968	10,067,072

ImaRx Therapeutics, Inc.
Selected Balance Sheet Data
(in thousands)

	December 31,	June 30,
	2007	2008
ASSETS		(unaudited)
Current assets:
Cash and cash equivalents	$12,861	$2,146
Restricted cash	388	—
Accounts receivable, net	349	28
Inventory	11,138	2,500
Inventory subject to return	2,560	1,309
Assets held for sale	—	279
Prepaid expenses and other	589	201

Total current assets	27,885	6,463
Long-term assets:
Property and equipment, net	1,170	112
Intangible assets, net	1,633	—
Other	19	—

Total assets	$30,707	$6,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,277	$1,459
Accrued expenses	837	591
Accrued chargebacks and administrative fees	1,317	1,069
Deferred revenue	5,373	2,640
Notes payable and accrued interest	11,698	—
Other	—	247

Total current liabilities	20,502	6,006
Total stockholders’ equity	10,205	569

Total liabilities and stockholders’ equity	$30,707	$6,575

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